Exhibit 5.01

November 23, 2009

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of SCANA Corporation (the “Company”).  I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-163075) (the “Registration Statement”), as it relates to the Company’s proposed issuance and sale of $150,000,000 aggregate principal amount of its 2009 Series A 7.70% Enhanced Junior Subordinated Notes (the “Junior Subordinated Notes”).  In connection with the delivery of this opinion, I have examined originals or copies of (a) the Restated Articles of Incorporation and Bylaws of the Company, in each case as amended to date; (b) the Registration Statement (including the prospectus forming a part thereof with respect to the offering of the Junior Subordinated Notes) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company; (d) forms of the Junior Subordinated Indenture dated as of November 1, 2009, as supplemented by the First Supplemental Indenture dated as of November 1, 2009 (as supplemented, the “Subordinated Indenture”), made by the Company to U.S. Bank National Association, as trustee (the “Trustee”), incorporated by reference in the Registration Statement, pursuant to which the Junior Subordinated Notes are being issued and (e) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as I have considered necessary.  I have also assumed that the Subordinated Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that, when the Junior Subordinated Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Junior Subordinated Notes will be duly authorized and will constitute legal, valid and binding obligations of the Company, subject as to enforceability to applicable bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of South Carolina, the State of New York and the federal laws of the United States.  The Indenture and the Notes are governed by the laws of the State of New York, and in rendering my opinion as to the legality, validity and binding effect of the Notes, I have relied upon the opinion of Troutman Sanders LLP with respect to matters of New York law. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of South Carolina and the federal laws of the United States.

I hereby consent to filing of this opinion with the Registration Statement and to the use of my name under the captions “Legal Matters” and “Validity of the Securities” in the aforesaid prospectus and Registration Statement.

Sincerely,

/s/Ronald T. Lindsay, Esq.
Ronald T. Lindsay
Senior Vice President and General Counsel